CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 2-64536 of Lord Abbett U.S. Government Securities Money Market Fund on Form N-1A of our report dated August 10, 2000, appearing in the annual report to shareholders of Lord Abbett U.S. Government Securities Money Market Fund for the year ended June 30, 2000 and to the references to us under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
October 26, 2000